AMENDED SCHEDULE A

dated June 27, 2019

to the

EXPENSE LIMITATION AGREEMENT

dated December 26, 2018 between

THE ADVISORS’ INNER CIRCLE FUND III

and

APERTURE INVESTORS, LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Initial Term End Date
Aperture New World Opportunities Fund	Institutional Class	0.10%	April 30, 2021
	Class X Shares	0.10%	April 30, 2021
Aperture Endeavour Equity Fund	Institutional Class	0.12%	April 30, 2021
	Class X Shares	0.12%	April 30, 2021

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III

/s/ Michael Beattie
Name: Michael Beattie
Title: President

APERTURE INVESTORS, LLC

/s/ James O’Connor
Name: James O’Connor
Title: COO